Oncorus to Host Investor Day Featuring its IV-Administered Synthetic Viral RNA (vRNA)

Immunotherapy Platform and Lead Synthetic vRNA Product Candidates

•	Virtual event will take place on June 21, 2021 from 1:00 – 2:30 p.m. ET

•	Oncorus’ novel approach leverages selectively self-amplifying vRNA encoding for oncolytic viruses encapsulated within lipid nanoparticles (LNPs)

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Oncorus’ leadership will discuss its Synthetic vRNA Platform and lead Synthetic vRNA candidates, ONCR-021 and ONCR-788, as well as its state-of-the-art process development and GMP manufacturing facility

•	Guest speaker: Leena Ghandi, M.D., Ph.D., Director, Center for Cancer Therapeutic Innovation at the Dana-Farber Cancer Institute

CAMBRIDGE, Mass., June 15, 2021 – Oncorus, Inc. (Nasdaq: ONCR), a viral immunotherapies company focused on driving innovation to transform outcomes for cancer patients, today announced that it will host an upcoming investor day featuring its intravenous (IV)-administered Synthetic viral RNA (vRNA) Immunotherapy Platform, and its recently nominated lead Synthetic vRNA Immunotherapy product candidates, ONCR-021 and ONCR-788. The virtual event will take place on June 21, 2021 from 1:00 – 2:30 p.m. ET.

Oncorus Synthetic vRNA Immunotherapies Day Agenda

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Leena Ghandi, M.D., Ph.D., Director, Center for Cancer Therapeutic Innovation at the Dana-Farber Cancer Institute, will be a featured speaker at the event. Dr. Ghandi will review current clinical practice and the potential for IV-administered viral immunotherapies to address significant unmet needs.

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Oncorus leadership will discuss the company’s pioneering IV-administered approach, which involves encapsulating the genomes of RNA viruses known to kill cancer cells (i.e., oncolytic viruses, or OVs) within a lipid nanoparticle (or LNP), creating a Synthetic vRNA immunotherapy. Oncorus’ novel Synthetic vRNA approach holds the potential for repeat IV administration and avoids the challenge of neutralizing antibodies seen in previous approaches with IV-administered, naturally-occurring OVs.

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Oncorus will review preclinical data supporting the ONCR-021 and ONCR-788 candidate nominations and discuss current clinical development plans for each program. ONCR-021 encodes an optimized strain of Coxsackievirus A21 (CVA21), and ONCR-788 encodes a modified version of the Seneca Valley Virus (SVV).

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Finally, the company will also provide an overview of its 88,000 square foot state-of-the-art process development and Good Manufacturing Practice (GMP) manufacturing facility in Andover, Mass., which it anticipates will be operational for GMP manufacturing in the first half of 2023.

A live webcast of the event will be available to registered attendees under the Investors and Media section of Oncorus’ website at https://investors.oncorus.com/events-and-presentations. A replay of the presentation will be archived on Oncorus’ site for 60 days following the event.

For more information or to RSVP, please contact Josh Rauch at jrauch@soleburytrout.com.

Click here to read a white paper published by Oncorus’ leadership on it Synthetic vRNA Immunotherapy Platform and lead candidates.

About Oncorus

At Oncorus, we are focused on driving innovation to deliver next-generation viral immunotherapies to transform outcomes for cancer patients. We are advancing a portfolio of intratumorally (iTu) and intravenously (IV) administered viral immunotherapies for multiple indications with significant unmet need based on our oncolytic Herpes Simplex Virus (oHSV) and Synthetic viral RNA (vRNA) Immunotherapy Platforms.

Designed to deliver next-generation viral immunotherapy impact, our oHSV platform improves upon key characteristics of this therapeutic class to enhance systemic activity. Our lead oHSV program, ONCR-177, is designed to be directly administered into a tumor, resulting in high local concentrations of the therapeutic agent and its five encoded transgenes, as well as low systemic exposure to the therapy, which could limit systemic toxicities. Our pioneering Synthetic vRNA Immunotherapy Platform involves a highly innovative, novel combination of RNA- and oncolytic virus-based modalities to realize the potential of RNA medicines for cancer. Our lead IV-administered Synthetic vRNA Immunotherapy clinical candidates, ONCR-021 and ONCR-788, are both currently in IND-enabling studies.

Please visit www.oncorus.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the evolving immuno-oncology landscape, the potential of Oncorus’ Synthetic vRNA Immunotherapy Platform; preclinical and clinical development of ONCR-021 and ONCR-788, including expectations regarding timelines for filing INDs, as well as the product candidates’ therapeutic potential and clinical benefits, mechanism of action and the utility; and expectations regarding manufacturing capabilities including the buildout timeline of Oncorus’ viral immunotherapy clinical manufacturing facility. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on Oncorus’ operations and the timing and anticipated results of its ongoing and planned clinical trials; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future clinical trials; Oncorus’ ability to successfully demonstrate the safety and efficacy of ONCR-021 and ONCR-788; Oncorus’ ability to secure adequate quantities of viral immunotherapies manufactured in accordance with regulatory requirements; the expansion of Oncorus’ in-house manufacturing capabilities; the adequacy of Oncorus’ cash resources and availability of financing on commercially reasonable terms; and Oncorus’ ability to obtain, maintain and protect its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Oncorus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 10, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that Oncorus makes with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of Oncorus’ website at http://investors.oncorus.com. Any forward-looking statements represent Oncorus’ views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Oncorus explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:	Media Contact:

Alan Lada	Liz Melone
Solebury Trout	liz.melone@oncorus.com
617-221-8006
alada@soleburytrout.com